CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the 2015 stock-option plan of Scandium International Mining Corp., of our report dated February 27, 2018 relating to the consolidated balance sheets of Scandium International Mining Corp. as of December 31, 2017 and 2016, and the related consolidated statements of loss and comprehensive loss, cash flows, changes in equity for the years ended December 31, 2017 and 2016.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

April 27, 2018